Exhibit 10.2

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made and entered into as of the 3rd day of December, 2020 (the “Effective Date”) by and between THOMSON LOGISTICS ASSETS LLC, a Delaware limited liability company (“Landlord”) and SMART MODULAR TECHNOLOGIES, INC., a California corporation (“Tenant”).

BACKGROUND

A.Landlord (as successor in interest to Newark Eureka Industrial Capital LLC) and Tenant are parties to that certain Standard Industrial/Commercial Multi-Tenant Lease - Net dated as of February 18, 2009, as amended by First Amendment to Lease dated April 29, 2014 (the “First Amendment”), and as further modified by that certain letter agreement dated December 30, 2015 (collectively, the “Lease”), whereby Landlord leases to Tenant certain premises comprising approximately 79,480 square feet located at 39870 Eureka Drive, Newark, California, as more particularly described in the Lease (the “Premises”).

B.Landlord and Tenant desire to extend the current term of the Lease, as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, each intending to be legally bound hereby, agree to amend, and do hereby further amend, the Lease as follows:

1.Capitalized Terms.  Except as specifically defined in this Second Amendment, capitalized terms shall have the same meanings given to such terms in the Lease.

2.Term Extension. The Original Term of the Lease, as extended by the Extended Term pursuant to the First Amendment, is hereby extended for a period of twenty-four (24) months (the “Second Extended Term”) commencing on May 1, 2021 (the “Second Extended Term Commencement Date”) and expiring on April 30, 2023, unless sooner terminated in accordance with the terms of the Lease. Except as expressly set forth herein, all of the terms and conditions of the Lease shall apply to the Second Extension Term. All references in the Lease to the Original Term shall include the Extended Term and the Second Extended Term and all references in the Lease to the “Expiration Date” shall mean April 30, 2023.

3.Base Rent. The Base Rent for the Second Extended Term shall be as set forth below:

Period	Base Rent Rate (PSF)	Monthly Base Rent
May 1, 2021 – April 30, 2022	$14.40	$95,376.00
May 1, 2022 – April 30, 2023	$16.80	$111,304.00

For the avoidance of doubt, Tenant shall continue to pay Lessee’s Share of all Common Area Operating Expenses and any other amounts payable pursuant to the terms of the Lease during the Second Extended Term.

4.Option to Renew. Section 61 of the Lease (as modified by Section 9 of the First Amendment) is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

“61. Option. Provided that no Default or Breach exists at the time of delivery of Lessee’s written notice or commencement of the renewal term described herein, Lessee has not assigned this Lease or subleased all or any portion of the Premises, and Lessee has not vacated and abandoned the Premises, Lessee shall have one (1) Option to renew this Lease for a term of sixty (60) months for the portion of the Premises being leased by Lessee as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

(a)

If Lessee elects to exercise said Option, then Lessee shall provide Lessor with written notice no earlier than fifteen (15) months prior to the expiration of the then current term of this Lease, but no later than twelve (12) months prior to the expiration of the then current term of this Lease.  If Lessee fails to provide such notice, Lessee shall have no right to extend or renew the term of the Lease.

(b)

The Base Rent in effect at the expiration of the then current term of the Lease shall be increased to reflect the current fair market rental for comparable space in the Building and in other similar buildings in the same rental market as of the date the renewal term is to commence as reasonably determined by Lessor, taking into account the specific provisions of the Lease which will remain constant.  Lessor shall advise Lessee of the new Base Rent for the Premises no later than sixty (60) days after receipt of Lessee’s written request therefor.  Said request shall be made no earlier than thirty (30) days prior to the first date on which Lessee may exercise its option under this paragraph.  Said notification of the new Base Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the applicable renewal term.  In no event shall the Base Rent for the renewal period be less than the Base Rent in the preceding period.  Within thirty (30) days after Lessee’s receipt of Lessor’s determination of the Base Rent for the renewal term, Lessee may dispute Lessor’s determination or otherwise shall be deemed to have accepted such determination.  If Lessee elects to dispute Lessor’s determination by delivering written notice to Lessor within the time frame required above (“Lessee’s Estimate Notice”), Lessee shall specify Lessee’s determination of the fair market rental for the renewal term of this Lease.  If Lessee disputes Lessor’s determination, Lessor and Lessee shall then negotiate in good faith to resolve the fair market rent, but in the event Lessor and Lessee fail to reach agreement as to the fair market rent for the renewal term within twenty (20) days after Lessor’s receipt of Lessee’s Estimate Notice, such dispute shall be resolved in accordance with the provisions of Section 61(c) Error! Reference source not found.below.

(c)

If Lessor and Lessee are unable to reach an agreement as to the fair market rental, then the fair market rental shall be determined by an arbitrator using “baseball arbitration” as follows:  Lessor and Lessee shall, within ten (10) days after the end of the aforementioned twenty (20) day period, each designate an independent and disinterested real estate broker with at least ten (10) years of industrial leasing experience in the Newark, California market.  The two (2) such appointees shall within five (5) business days thereafter, designate a third real estate broker having substantially similar qualifications.  If the two (2) appointees fail to agree upon the appointment of the third real estate broker within five (5) business days after their appointment by Lessor and Lessee, then either of Lessor or Lessee, upon notice to the other party and Lessor’s and Lessee’s appointees, may request that such appointment be made by the San Francisco office of the American Arbitration Association (the “AAA”), or in the event of the refusal, failure or inability by the AAA to appoint an arbitrator within twenty (20) days after such request, may request that such appointment be made by a court of competent jurisdiction in the State of California.  After a third real estate broker has been designated in accordance with the foregoing provision, then within twenty (20) days after the appointment of the third broker, the first two brokers shall present their determination of fair market rental to the third broker.  The third broker shall within ten (10) days thereafter select the determination of either the first representative or the second representative as the final determination of fair market rental.  Lessor and Lessee shall each pay the expense of the broker such party engaged and shall each pay fifty (50%) percent of the cost of any third appointed broker; provided, however, in the event that the percentage difference between Lessor’s estimate of the fair market rent and the fair market rent determined by the arbitration process is fifteen (15%) percent or less, then Lessee shall bear the full cost of the arbitration process, including the cost of the broker appointed by Lessor.  The parties shall promptly enter into an amendment to this Lease which shall evidence Lessee’s exercise of this Option to renew and the Base Rent for the renewal term.

(d)

This Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid Option to renew this Lease shall be “personal” to Lessee as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew.”

5.Condition of the Premises. Tenant accepts the Premises in its “AS-IS, WHERE-IS” condition and Landlord shall not be required to perform any tenant finish or other work to the Premises, the building or building systems, nor to provide Tenant any tenant finish allowance or other allowance or inducement in connection with the execution of this Second Amendment.

6.Notices.  Landlord’s addresses for notices pursuant to Section 23 of the Lease are hereby deleted in their entirety and the following shall be inserted in lieu thereof:

Landlord:

Thomson Logistics Assets LLC

c/o Mapletree US Management LLC

5 Bryant Park, 28th Floor

New York, NY 10018

Attn:  Asset Management and Legal

With a required copy to:

Thomson Logistics Assets LLC

c/o Mapletree US Management LLC

311 S. Wacker Drive, Suite 520

Chicago, IL 60606

Attn: Asset Management

7.Broker Indemnification.  The parties hereto represent and warrant to one another that no broker or agent engaged or contacted by Landlord or Tenant either negotiated or was instrumental in negotiating or consummating this Second Amendment other than CBRE, as Tenant’s broker and Exeter Property Group, as Landlord’s broker (collectively, “Broker”). Landlord and Tenant each hereby agree to indemnify one another against any loss, expense (including reasonable attorneys’ fees and costs), cost or liability incurred by a party as a result of a claim by any broker or finder other than Broker claiming by or through such indemnifying party that such broker or finder was instrumental in negotiating this Second Amendment and is due and owing a commission, fee or other payment as a direct result thereof. Broker shall be paid by Landlord pursuant to and in accordance with a separate written agreement between Landlord and Broker.

8.Entire Agreement.  This Second Amendment sets forth all covenants, agreements and understandings between Landlord and Tenant with respect to the subject matter hereof, and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in the Lease, as further modified by this Second Amendment.

9.Full Force and Effect.  Except as expressly amended hereby, all other terms and provisions of the Lease remain unchanged and continue to be in full force and effect.

10.Authority. Tenant hereby represents and warrants that (i) the person signing this Second Amendment on its behalf is authorized to execute this Second Amendment; (ii) the person signing this Second Amendment on its behalf possesses the requisite power and authority to bind it to the terms and provisions hereof; and (iii) it has taken all actions necessary to authorize the execution, delivery and performance of this Second Amendment.

11.Compliance with Warranties, No Default.  The representations and warranties set forth in the Lease as amended hereby shall be true and correct with the same effect as if made on the Effective Date, and to Landlord’s and Tenant’s knowledge, no uncured default under the Lease has occurred or is continuing on the Effective Date.

12.Conflicts.  The terms of this Second Amendment shall control over any conflict between the terms of the Lease and the terms of this Second Amendment.

13.Successors and Assigns.  This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.Counterparts.  This Second Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument.  Facsimile copies or copies transmitted by electronic mail or DocuSign shall be treated as originals.

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IN WITNESS WHEREOF, Landlord and Tenant cause this First Amendment to be duly executed as of the date and year first above written.

LANDLORD:

THOMSON LOGISTICS ASSETS LLC,
a Delaware limited liability company

By:	/s/ Richard Prokup
Name:	Richard Prokup
Title:	Director

TENANT:

SMART MODULAR TECHNOLOGIES, INC.,
a California corporation

By:	/s/ Bruce Goldberg
Name:	Bruce Goldberg
Title:	Vice President & Chief Legal Officer